EXHIBIT 10.10

PERFORMANCE SHARE UNIT AWARD AGREEMENT FOR
CHESAPEAKE ENERGY CORPORATION
LONG TERM INCENTIVE PLAN

THIS PERFORMANCE SHARE UNIT AWARD AGREEMENT (the “Agreement”) entered into as of the grant date set forth on the attached Notice of PSU Award (the “Notice”), by and between Chesapeake Energy Corporation, an Oklahoma corporation (the “Company”), and the participant named on the Notice (the “Participant”);

W I T N E S S E T H:

WHEREAS, the Participant is an Employee, and it is important to the Company that the Participant be encouraged to remain an Employee; and
WHEREAS, the Company has previously adopted the Chesapeake Energy Corporation 2014 Long Term Incentive Plan effective as of June 13, 2014, as amended from time to time (the “Plan”); and
WHEREAS, the Company has awarded the Participant Performance Share Units under the Plan, as set forth on the Notice, subject to the terms and conditions of this Agreement; and
NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants herein contained, the Participant and the Company agree as follows:
1.The Plan. The Plan, a copy of which has been made available to the Participant, is hereby incorporated by reference herein and made a part hereof for all purposes, and when taken with this Agreement shall govern the rights of the Participant and the Company with respect to the Award (as defined below). Any capitalized terms used but not defined in this Agreement have the same meanings given to them in the Plan. The Participant acknowledges that he or she has received a copy of, or has online access to, the Plan, and hereby accepts the Performance Share Units (“PSUs”) subject to all the terms and provisions of the Plan and this Agreement. Such acceptance may be in any manner that the Committee may establish pursuant to the Notice, including deemed acceptance. The Participant hereby further agrees that he or she has received a copy of, or has online access to, the most recent Form S-8 prospectus relating to the Plan and hereby acknowledges his or her acceptance and receipt of such prospectus electronically.
2.Grant of Award. The Company hereby awards to the Participant the number of PSUs in accordance with the Notice, on the terms and conditions set forth herein, in the Plan and in the Notice (the “Award”). The Award gives the Participant the opportunity to earn the right to receive payment of cash for each PSU awarded in accordance with this Agreement and the Notice. The Award is subject to adjustment under the terms of the Plan. This Agreement and the Notice establish vesting requirements and determination of payment based on attainment by the Company of specified performance levels for the Performance Measures described in the Notice during the period commencing on the Grant Date and ending on the date set forth in the Notice (the “Performance Period”), as established and determined by the Committee. The Participant shall have no rights as a shareholder of the Company with respect to the PSUs.
3.Vesting and Forfeiture.
(a)    The PSUs will vest based on the Participant’s continuous employment with the Company, a Subsidiary or Affiliated Entity in accordance with the vesting schedule set forth on the Notice. Notwithstanding any other provision of this Agreement, a Participant shall not be entitled to any payment under this Agreement unless and until the Committee certifies the level of performance respecting the Performance Measures that has been achieved and the Participant satisfies applicable vesting conditions for such payment.
(b)    Unless otherwise determined by the Committee, in its sole discretion in accordance with the terms of the Plan, any unvested Performance Share Units shall be forfeited when a Participant ceases to be an Eligible Person.
4.Nontransferability of Award. A PSU is not transferable other than by will or the laws of descent and distribution. Any attempted sale, assignment, transfer, pledge, hypothecation or other disposition of, or the levy of execution, attachment or similar process upon, a PSU contrary to the provisions hereof shall be void and ineffective, shall give no right to any purported transferee, and may, at the sole discretion of the Committee, result in forfeiture of the PSU involved in such attempt.
5.Payment. Subject to Section 15 of this Agreement, the payment date(s) with respect to all PSUs in which a Participant becomes vested shall be the earlier of (i) the payment date(s) set forth on the Notice or, (ii) in the event Participant becomes vested in the Award pursuant to Section 9.1 of the Plan no later than 60 days following such event.
6.Withholding. The Company may make such provision as it may deem appropriate for the withholding of any applicable federal, state or local taxes that it determines it may be obligated to withhold or pay in connection with the PSUs.
7.Amendments. This Award Agreement may be amended by a written agreement signed by the Company and the Participant; provided that the Committee may modify the terms of this Award Agreement without the consent of the Participant in any manner that is not adverse to the Participant.
8.Securities Law Restrictions. This Award shall be issued, vested and paid only in compliance with the Securities Act of 1933, as amended (the “Act”), and any other applicable securities law, or pursuant to an exemption therefrom.
9.Protection of Business.
(a)    Non-Solicitation. Participant covenants that during the term of his/her employment and for an eighteen (18) month period immediately following the termination of his/her employment for whatever reason, Participant will neither directly nor indirectly induce or attempt to induce any employee of the Company to terminate his or her employment to go to work for any other entity or third party. Participant further agrees that during his/her employment hereunder, and for a period of one (1) year thereafter, Participant shall not directly solicit or contact any established client or customer of the Company with a view to inducing or encouraging such established client or customer to discontinue or curtail any business relationship with the Company. Participant further agrees that he/she will not directly request or advise any established clients, customers or suppliers of the Company to withdraw, curtail or cancel their business with the Company.
(b)    Non-Disclosure of Confidential and Proprietary Information. Participant recognizes that, as a result of his/her employment, he/she will have access to confidential information, trade secrets, proprietary methods and other data which is the property of and integral to the operation and success of the Company and therefore agrees to be bound by the provisions of this Agreement, which the parties agree and acknowledge to be reasonable. Participant acknowledges that he/she will obtain unique benefits from his/her employment and the provisions contained in this Agreement are reasonably necessary to protect the Company’s legitimate business interests, which include, among other things, the substantial relationships between the Company and its clients, referral sources, employees, customers and vendors as well as the goodwill established with these parties over a protracted period of time. Participant agrees that he/she will not divulge to any person; use to the detriment of the Company; or use in any business competitive with or similar to any business of the Company, any of the Company’s trade secrets and/or the Company’s confidential and proprietary information at any time during the term of Participant’s employment or thereafter. A trade secret shall include any formula, pattern, device or compilation of information used by the Company in its business. Trade secrets as well as confidential and proprietary information shall also include, without limitation, internal well valuations, compilation of documents necessary to prepare well valuations, geological data and interpretation of geological data obtained, expectations concerning well profitability, production information, test results, economic projections, financial reports, income statements, balance sheets, general ledgers, accounts receivable, business plans, contracts with customers, suppliers and affiliated companies, the identity of customers and suppliers, and information reflecting their interests, preferences, credit-worthiness, risk characteristics, likely receptivity to solicitation for participation in various transactions, as well as any other business information obtained by Participant, during the course of employment.
10.Participant Misconduct.
(a)    Notwithstanding anything in the Plan or this Agreement to the contrary, the Committee shall have the authority to determine that in the event of serious misconduct by the Participant (including violations of this Agreement, employment agreements, confidentiality or other proprietary matters) or any activity of a Participant in competition with the business of the Company or any Subsidiary or Affiliated Entity, the PSUs may be cancelled, in whole or in part, whether or not vested. The determination of whether a Participant has engaged in serious misconduct or any activity in competition with the business of the Company or any Subsidiary or Affiliated Entity shall be determined by the Committee in good faith and in its sole discretion.
(b)    The Award made pursuant to this Agreement is subject to recovery pursuant to the Company’s compensation recovery policy then in effect. To the extent required by applicable laws, rules, regulations or securities exchange listing requirements and the Company’s compensation recovery policy then in effect, the Company shall have the right, and shall take all actions necessary, to recover the incentive compensation received by the Participant pursuant to the Award.
11.Notices. All notices or other communications relating to the Plan and this Agreement as it relates to the Participant shall be in electronic or written form. If in writing, such notices shall be deemed to have been made if personally delivered, or if mailed, by regular U.S. mail, postage prepaid, by the Company to the Participant at his last known address evidenced on the payroll records of the Company.
12.Binding Effect and Governing Law. This Agreement shall be (i) binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns except as may be limited by the Plan and (ii) governed and construed under the laws of the State of Oklahoma.
13.Captions. The captions of specific provisions of this Agreement are for convenience and reference only, and in no way define, describe, extend or limit the scope of this Agreement or the intent of any provision hereof.
14.Counterparts; Entire Agreement. This Agreement may be accepted by the required form of acceptance established by the Committee pursuant to the Notice, which may include deemed acceptance. If execution of the Notice is the required form of acceptance established by the Committee, then such execution may be in any number of identical counterparts, each of which shall be deemed an original for all purposes, but all of which taken together shall form but one agreement. This Agreement, together with the Notice, shall constitute the entire agreement between the parties.
15.Code Section 409A. The Agreement and all Awards granted hereunder are intended to comply with, or otherwise be exempt from, Code Section 409A. This Agreement and the Award shall be administered, interpreted, and construed in a manner consistent with Code Section 409A or an exemption therefrom. Should any provision of this Agreement or any Award hereunder be found not to comply with, or otherwise be exempt from, the provisions of the Code Section 409A, such provision shall be modified and given effect (retroactively if necessary), in the sole discretion of the Committee, and without the consent of the Participant, in such manner as the Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Code Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six- month period immediately following the Participant’s separation from service shall instead be paid on the first business day after the date that is six months following the Participant’s termination date (or death, if earlier), with interest from the date such amounts would otherwise have been paid at the short-term applicable federal rate, compounded semi- annually, as determined under Section 1274 of the Code, for the month in which payment would have been made but for the delay in payment required to avoid the imposition of an additional rate of tax on the Participant under Section 409A. In the event the Award under this Agreement is determined to be subject to Code Section 409A, any payment triggered by a Change of Control will be made only if, in connection with the Change of Control, there occurs a change in the ownership of the Company, a change in the effective control of the Company, or a change in ownership of a substantial portion of the assets of the Company as all such terms are defined in Treasury Regulation Section 1.409A- 3(i)(5). In the event payment is not allowed by operation of this section, payment will be made within sixty (60) days of the earlier to occur of (A) the applicable payment date set forth in the Notice or (B) the occurrence of a permissible time or event that could trigger a payment without violating Code Section 409A. Any payments to be made under this Agreement upon a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A.

Notice of PSU Award	Chesapeake Energy Corporation ID: 73-1395733 6100 N. Western Avenue Oklahoma City, OK 73118
Name: Address:	Plan: 2014 Long Term Incentive Plan ID:
Effective ___________________________ (the “Grant Date”), you have been granted an Award of a number (the Target PSU Allocation, specified below) of Performance Share Units (“PSUs”) by Chesapeake Energy Corporation (the “Company”). This Award entitles you to the right to receive a cash payment for each PSU awarded in an amount equal to the Final PSU Value (as defined below) on or before the Payment Date specified below. The number of PSUs awarded is subject to adjustment pursuant to the level of performance as compared to the Performance Measures over the applicable Performance Period, as determined by the Committee and as set forth below. This Award is further subject to the vesting requirements set forth below.

Grant Date Value of Target Award:		$	________
Grant Date Common Stock Value:				$	________
Target PSU Allocation:	_______________
1-year performance period PSUs:	_______________
2-year performance period PSUs:	_______________
3-year performance period PSUs:	_______________
Last Day of the Performance Period:
1-year performance period PSUs:	12/31/_________
2-year performance period PSUs:	12/31/_________
3-year performance period PSUs:	12/31/_________
Payment Date (no later than):
1-year performance period PSUs:	03/15/_________
2-year performance period PSUs:	03/15/_________
3-year performance period PSUs:	03/15/_________
Final PSU Value: The value of each PSU is equal to the average closing price per share of the Company’s common stock as reported on the New York Stock Exchange for the 20 trading days immediately preceding the applicable Time Vesting Date.
Performance Measures: The final number of PSUs you may receive at the end of a Performance Period will be adjusted based on the attainment by the Company of specified levels of performance over the Performance Period, as determined by the Committee following the last day of the Performance Period. The Committee has established

Chesapeake Energy Corporation
Notice of PSU Award

that the PSUs awarded will be adjusted based on achievement of [Performance Measures] as follows:

Payout %	1-Year Perf. Period Ratio	2-Year Perf. Period Ratio	3-Year Perf. Period Ratio
0 – 100% Payout
100% Payout
100% – 200% Payout
In no event will the Committee adjust the final number of PSUs to be greater than 200% of the Target PSU Allocation. At the end of each Performance Period the Committee will multiply the Target PSU Allocation by the Payout Percentage to determine the final number of PSUs resulting from a PSU Award. The cash payment made to you on each Payment Date will be an amount equal to the final number of PSUs calculated for the Performance Period multiplied by the Final PSU Value. For an illustration of the calculation of the performance criteria, please refer to Schedule 1.
Vesting: Your Award will vest pursuant to the Incremental Vesting Schedule described below:

1.
Time Vesting Schedule: Your Award will vest in increments on the date(s) shown below. Vesting entitles you to such vested PSUs, subject to final adjustment following the last day of each Performance Period to reflect the level of performance respecting the Performance Measures as described above. You must continuously provide services to the Company on the dates below in order for the corresponding PSUs to vest. In no event shall any payment be made prior to the end of an applicable Performance Period.

1-year performance period PSUs:

PSUs	Time Vesting Date
[Date]
2-year performance period PSUs:

PSUs	Time Vesting Date
[Date]

Chesapeake Energy Corporation
Notice of PSU Award

3-year performance period PSUs:

PSUs	Time Vesting Date
[Date]
Acceptance. You are required to accept the terms and conditions set forth in this Notice, the Agreement and the Plan, all of which are made a part of this document in order for you to receive the Award granted to you hereunder. Any capitalized terms used but not defined in this Notice have the same meanings given to them in the Agreement or the Plan. By your signature and the Company’s signature below, you and the Company agree that this Award is granted under and governed by the terms and conditions of the Plan and the Agreement, all of which are attached and made a part of this document.

Accepted and Agreed to this ______ day of ___________,2019.

By: